Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 10, 2023 (the “Effective Date”), is made by and between Offerpad Solutions Inc., a Delaware corporation (the “Company”), and Jawad Ahsan (“Executive”).

WHEREAS, from and after the Effective Date, the Company desires to employ Executive and Executive desires to accept such employment with the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows.

1. Employment.

(a) Position. Executive shall serve as the Company’s Chief Financial Officer during the Term (as defined below). Executive shall report directly to the Company’s Chief Executive Officer (the “Reporting Party”) and shall have the duties, authority and responsibilities customarily held by a person holding Executive’s position in companies engaged in business similar to the Company’s business and shall render such other services and perform such other duties as may be assigned to Executive from time to time by the Reporting Party, including acting as an officer, director or manager of any other member of the Company Group (as defined below) as directed by the Reporting Party. For the purposes of this Agreement, “Company Group” means the Company and its subsidiaries, successors and assigns, whether as of the Effective Date or thereafter. In the event that Executive serves in any one or more of such additional capacities or Executive’s service in any such additional capacity is terminated, in any case, Executive’s compensation shall not be increased, diminished or reduced (as applicable) in any manner beyond that specified in Section 3(a) hereof.

(b) Duties; Exclusivity. As of the Effective Date, Executive agrees to be employed by the Company pursuant to the terms and conditions of this Agreement. During the Term, Executive agrees that Executive shall: (i) faithfully and to the best of Executive’s ability perform all of the duties that are and may be required of Executive pursuant to this Agreement; (ii) devote Executive’s full business time and attention to the performance of Executive’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Reporting Party. Notwithstanding the foregoing, nothing in this Agreement will prevent Executive (A) from engaging in civic, charitable or religious activities or accepting speaking or presentation engagements in exchange for honoraria; (B) from devoting a reasonable amount of time to private investments; (C) from serving on the boards of directors or advisory boards of other entities which are not in direct competition with the Company; (D) with the prior written consent of the Board (as defined below, and which consent will not be unreasonably withheld or delayed) acting or serving as a director, executive officer, trustee, committee member, or principal of any type of business, civic, or charitable organization not covered by (A) above; and (E) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (A) through (E) do not individually or in the aggregate materially interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder. For purposes of this Agreement, the Company and Executive agree that Executive may participate on the boards set forth on Schedule 1 hereto, subject to the terms and conditions of this Section 1(b).

(c) Place of Performance. During the Term, the principal place of Executive’s employment shall be at the Company’s offices in Chandler, Arizona or such other principal place of the business of the Company as determined by the Board of Directors (the “Board”) from time to time; provided that Executive may be required to travel on Company business during the Term.

2. Term. The initial term of Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of one year until the first anniversary of the Effective Date (the “Initial Term” and such first anniversary, the “Initial Termination Date”), unless and until earlier terminated in accordance with the provisions of Section 4 below. Upon expiration of the Initial Term, if not previously terminated, Executive’s term of employment under this Agreement shall automatically be extended for an additional one year on each of (i) the Initial Termination Date and (ii) on each anniversary thereof, unless and until either party hereto provides the other party with written notice of nonrenewal (“Non-Renewal”) at least 45 days prior to the end of the then-current term (each, a “Renewal Term,” and together with the Initial Term, the “Term”), or unless and until earlier terminated in accordance with the provisions of Section 4 and Section 5. Notwithstanding anything to the contrary in the foregoing, Executive’s employment hereunder is terminable at will by the Company or by Executive at any time (for any reason or for no reason), in accordance with the provisions of Sections 4 and 5 below.

3. Compensation and Related Matters.

(a) Base Salary. During the Term, the Company shall pay to Executive a base salary (the “Base Salary”) at the annual rate of $400,000 less such deductions as are required by law or that Executive may elect in accordance with Company policy and procedure, and pro-rated for any partial years of employment. The Base Salary shall be payable in equal periodic installments in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be reviewed at least annually by the Board or a subcommittee thereof and the Board or such subcommittee (as applicable) may, but shall not be required to, increase the Base Salary during the Term (and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased).

(b) Annual Bonus. For each calendar year ending during the Term, beginning with calendar year 2023, Executive shall be eligible to earn a cash annual performance bonus (the “Annual Bonus”) targeted at 100% of Executive’s then-current Base Salary (the “Target Bonus”), pro-rated for any partial year of employment. The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company annual performance goals established by the Board (or a subcommittee thereof) for the applicable calendar year. The Annual Bonus, if any, will be paid to Executive no later than March 15 of the calendar year following the calendar year for which the Board certifies in writing that performance goals have been met. In order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the last day of the applicable calendar year. With respect to calendar year 2023, the amount of any Annual Bonus earned will be pro-rated based on the number of days elapsed during the period commencing on the Effective Date and ending on December 31, 2023.

(c) Equity Matters.

(i) Subject to approval of the Board (or a subcommittee thereof) and Executive’s continued employment through the applicable grant date, the Company shall grant to Executive an award of 136,111 Restricted Stock Units (as defined in the 2021 Plan (as defined below)) under the 2021 Plan (the “RSU Award”), which represents approximately 0.5% of the Company’s outstanding common stock as of the Effective Date. The RSU Award shall vest with respect to one-third of the Restricted Stock Units subject thereto on each of the first three anniversaries of the Effective Date, subject to Executive’s continued employment or service with the Company or any of its subsidiaries through the applicable vesting date. The RSU Award will be subject to the terms and conditions (including vesting conditions) set forth in a form of award agreement prescribed by the Company, to be entered into by the Company and Executive (the “RSU Agreement”). Except as otherwise specifically provided in this Agreement, the RSU Award shall be governed in all respects by the terms and conditions of the 2021 Plan and the Award Agreement.

(ii) Subject to approval of the Board (or a subcommittee thereof) and Executive’s continued employment through the applicable grant date, the Company shall grant to Executive an Other Cash or Stock-Based Award (as defined in the 2021 Plan) pursuant to the Company’s long-term incentive program (the “LTIP Award”). The LTIP Award will be subject to the terms and conditions (including vesting conditions and sharing rates, which generally will refer to 0.052%, 0.103%, 0.155% and 0.206%) set forth in a form of award agreement prescribed by the Company, to be entered into by the Company and Executive (the “LTIP Agreement” and, together with the RSU Agreement, the “Award Agreements”). Except as otherwise specifically provided in this Agreement, the LTIP Award shall be governed in all respects by the terms and conditions of the 2021 Plan and LTIP Agreement.

(iii) During the Term, Executive shall be eligible to receive equity-based compensation awards covering shares of the Company’s common stock as determined by the Board (or a subcommittee thereof) from time to time. The target aggregate value of any such annual equity-based compensation award shall be determined by the Board (or such subcommittee) from time to time in its sole discretion. The Board (or such subcommittee) shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions, applicable to any such annual equity-based compensation award.

(d) Expenses. During the Term, Executive shall receive reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Executive in performing services hereunder; provided, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.

(e) Paid Time Off; Holidays. During the Term, Executive shall be eligible for paid time off (“PTO”) in accordance with policies approved from time to time by the Company for the benefit of executives generally. As of the Effective Date, the Company’s policy is not to place a fixed limit on the amount of PTO that executives may take, provided that, subject to applicable law, PTO is taken at such times and in such periods as shall not interfere with the duties required to be rendered by Executive hereunder. Executive shall also be entitled to paid holidays as provided by Company policy from time to time.

(f) Other Benefits. During the Term, Executive shall be entitled to participate in such life insurance, medical, dental, disability, pension and retirement plans and other programs of the Company Group as may be in effect from time to time by the Company for the benefit of employees, except any such plan or program with respect to which Executive voluntarily executes a legally effective waiver. Nothing herein shall affect any Company Group member’s right to amend, modify or terminate any such plan or program at any time for any reason.

(g) Indemnification. Executive shall be indemnified by the Company (and covered under a Company maintained directors and officers errors and omissions liability insurance policy) in accordance with that certain Indemnification and Advancement Agreement, dated on or around the date hereof, by and between Executive and the Company (the “Indemnification Agreement”).

4. Termination of Employment.

(a) Termination by Executive. Executive may terminate Executive’s employment with the Company (i) with Good Reason (as defined below) in accordance with Section 5(f)(v) below or (ii) without Good Reason by giving the Company not less than 30 days’ prior written notice (and, for the avoidance of doubt, the Company shall be obligated to pay Executive during such 30-day period).

(b) Termination by Company. The Company may terminate Executive’s employment with the Company for any reason or no reason by giving Executive written notice in accordance with Section 11, below.

(c) Death. Executive’s employment hereunder shall terminate automatically upon Executive’s death.

(d) Disability. The Company may terminate Executive’s employment hereunder if (i) as a result of Executive’s incapacity due to physical or mental illness, Executive is disabled (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) and (ii) within 10 days after written notice of termination is given by the Company to Executive (which may occur at or after the end of such period), Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis. During any period in the Term that Executive fails to perform Executive’s duties hereunder as a result of such incapacity due to physical or mental illness (a “Disability Period”), Executive shall continue to receive Executive’s compensation pursuant to this Agreement until Executive’s employment is terminated pursuant to this Section 4; provided that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Executive under disability benefit plans of the Company Group.

5. Certain Compensation upon Termination of Employment.

(a) Accrued and Unpaid Compensation. If Executive’s employment is terminated for any reason during the Term, the Company shall pay or provide to Executive (or Executive’s estate, as the case may be) (i) Executive’s full Base Salary earned and unpaid through the Termination Date (as defined below), plus (ii) any vested, accrued and unpaid benefits due to Executive under any plan, program or policy of the Company (including any earned but unpaid Annual Bonus to which Executive is entitled pursuant to Section 3(b)), plus (iii) reimbursement for unreimbursed business expenses properly incurred by Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy (together, the “Accrued Obligations”). The Accrued Obligations shall be paid (to the extent applicable) within 30 days after the Termination Date or as otherwise required by applicable law or the terms of the governing plan or program.

(b) Severance Benefits. Subject to Sections 5(c) and 15 below and Executive’s continued compliance with the Restrictive Covenants (as defined below), if Executive’s employment with the Company is terminated during the Term due to a Qualifying Termination (as defined below), then, in addition to the Accrued Obligations, Executive will be entitled to receive the payments and benefits described in this Section 5(b) (collectively, the “Severance Benefits”) upon Executive’s Separation from Service (as defined below):

(i) Cash Severance. The Company shall pay to Executive an amount equal to Executive’s then current Base Salary. Notwithstanding the foregoing, in the event that such Qualifying Termination is a CIC Termination, the Company shall pay to Executive, in lieu of the payment described in the foregoing sentence, an amount equal to the sum of Executive’s then current (x) Base Salary and (y) Target Bonus. The applicable payment described in this subclause (i) shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over 12 months following the Termination Date, but shall commence on the first payroll date that occurs on or following the 30th day following the Termination Date, and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon. Notwithstanding the foregoing, (A) if the CIC Termination occurs prior to a Change in Control (as defined in the 2021 Plan), then any incremental payment that would have been payable pursuant to the foregoing sentence between the Termination Date and the date of the Change in Control instead shall be paid in a single lump sum on the date of the Change in Control; and (B) if the Termination Date occurs on or within one year following a Change in Control that constitutes a “change in control event” for purposes of Section 409A (as defined below), the payment shall be paid in a single lump sum cash payment within 30 days following the Termination Date.

(ii) Pro-Rated Bonus. In the event that such Qualifying Termination is a CIC Termination, the Company shall pay to Executive an amount equal to the pro-rata portion of the Annual Bonus that would have otherwise been earned by Executive (if any) for the year in which the Termination Date occurs (determined in accordance with Section 3(b) above and pro-rated based on the number of days Executive was employed by the Company during such year), which amount shall be payable no later than the date on which annual bonuses are paid generally to senior executives of the Company for the applicable year, but in no event later than March 15 of the year following the year in which the Termination Date occurs.

(iii) COBRA. Subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, Executive and Executive’s eligible dependents shall be entitled to Company-paid health, dental, vision and life insurance coverage at the same levels of coverage as was provided to Executive immediately prior to the termination of employment (the “COBRA Coverage”), which coverage shall continue for the duration of the COBRA Period. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Coverage without incurring penalties or otherwise without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act, Section 409A of the Code and/or the Affordable Care Act), the Company instead shall pay, on the first day of each calendar month over the COBRA Period (or remaining portion thereof), a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA Coverage), subject to applicable tax withholdings.

(iv) Equity Acceleration. In the event that such Qualifying Termination is a CIC Termination, the RSU Award and any other then-outstanding unvested Company equity compensation awards that vest solely based on time shall become fully vested on an accelerated basis as of the Termination Date or, if the CIC Termination occurs prior to a Change in Control, the date of such Change in Control. Any Company equity compensation awards that are subject to performance conditions (i.e., other than continued service) as of the Termination Date, shall be treated in accordance with the terms and conditions set forth in the applicable award agreement.

(c) Release; Deferral. Notwithstanding anything herein to the contrary, the Company’s obligation to pay or provide all or any portion of the Severance Benefits pursuant to Section 5(b) hereof is conditional upon Executive (i) timely executing and delivering to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within 21 days or, to the extent required by applicable law, 45 days following the Termination Date and not revoking such Release during any applicable revocation period; and (ii) continuing to abide by the Restrictive Covenants. For the avoidance of doubt, any and all equity awards eligible for accelerated vesting pursuant to Section 5(b) hereof shall remain outstanding and eligible to vest following the Termination Date and shall actually vest and become non-forfeitable as of the Termination Date (or, if later, the date of a Change in Control (as applicable)), subject to the effectiveness of the Release. To the extent required under Section 409A (as defined below), if any legally required consideration period for the Release begins in one taxable year and ends in a second taxable year, any and all cash Severance Benefits that would otherwise have been paid or provided in the first taxable year shall be paid instead on the Company’s first regular payroll date occurring after the beginning of the second taxable year, with all remaining payments and benefits to be provided as if no delay had occurred.

(d) Other Terminations. If Executive’s employment is terminated for any reason not described in Section 5(b) hereof, the Company will pay Executive only the Accrued Obligations.

(e) Exclusive Benefits. Except as expressly provided in this Section 5 or as otherwise expressly set forth in writing in a separate agreement by and between Executive and the Company, Executive shall not be entitled to any additional payments or benefits upon or in connection with Executive’s termination of employment.

(f) Certain Definitions. As used in this Agreement:

(i) “2021 Plan” means the Company’s 2021 Incentive Award Plan, as may be amended and/or amended and restated from time to time.

(ii) “Cause” means: (A) any material failure by Executive to observe or perform any of Executive’s obligations contained in this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), it being understood that the Company’s failure to achieve its business plan or projections shall not itself be considered a failure by Executive to perform Executive’s duties; (B) Executive’s commission of any act of fraud, material misrepresentation, misappropriation, embezzlement or similar conduct involving in any way the business of any member of the Company Group; (C) Executive’s willful misconduct, bad faith, disloyalty, or breach of fiduciary duty owed to any member of the Company Group or its equity holders or clients; (D) Executive’s insubordination, patent failure to perform or gross negligence in the performance of duties assigned to Executive by the Reporting Party or Executive’s repeated refusal to carry out any lawful direction of the Reporting Party, provided that such duties and/or such direction are consistent in all material respects with Executive’s position hereunder; (E) Executive’s habitual abuse of illegal drugs, controlled substances or alcohol or other compulsive or addictive behavior that negatively affects, in a material way, Executive’s performance or that has or is reasonably likely to have a materially adverse effect on the reputation of any member of the Company Group; or (F) Executive’s commission of, or entry of a please of guilty or nolo contendere to, a felony crime (excluding vehicular crimes) or a crime involving moral turpitude.

In the case of any occurrence described in clauses (A) or (D) above, such acts or omissions shall not constitute “Cause” unless (x) the Company (i) notifies Executive in writing of the basis for the Company’s belief that such actions or omissions constitute “Cause” and (ii) provides Executive with the opportunity within 10 days after Executive’s receipt of such notice to appear before the Board or subcommittee thereof to discuss, in good faith, such matter; and (y) Executive shall not have reasonably cured or remedied such acts or omissions within 30 days after Executive’s receipt of such notice.

(iii) “CIC Termination” means a Qualifying Termination that occurs within the period commencing three months prior to and ending one year following the date on which a Change in Control is consummated.

(iv) “COBRA Period” means, in connection with a Qualifying Termination, the period commencing on the Termination Date and ending on the earlier of (x) the 12-month anniversary of the Termination Date, and (y) the date upon which Executive and Executive’s dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans.

(v) “Good Reason” means the occurrence of any one or more of the following events without Executive’s prior written consent: (A) any material reduction in Executive’s Base Salary or Annual Bonus opportunity or other material benefits (except for any such changes that apply in similar fashion to all senior management level employees of the Company); (B) a relocation of Executive’s principal place of employment by more than 60 miles from Executive’s current place of employment as of the Effective Date; (C) a material diminution of Executive’s duties and responsibilities under this Agreement, including alterations in Executive’s reporting line to any person or entity other than the Reporting Party (but, excluding any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Executive); or (D) the Company’s material breach of any term of this Agreement.

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (x) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (y) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (z) the effective date of Executive’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period; if Executive fails to provide the required notice or the opportunity to cure, or the Company cures, but Executive nevertheless terminates Executive’s employment, it will not be considered a termination for Good Reason for purposes of Section 5(b).

(vi) “Qualifying Termination” means a termination of Executive’s employment with the Company during the Term (A) by the Company without Cause; (B) by Executive for Good Reason; or (C) by reason of a Non-Renewal of the Term by the Company and Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein. For clarity, a “Qualifying Termination” shall not include a termination of Executive’s employment with the Company due to Executive’s death or disability.

(vii) “Separation from Service” means a “separation from service” (within the meaning of Section 409A).

(viii) “Termination Date” means the date on which Executive experiences a Separation from Service.

6. Excess Parachute Payments; Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5(b) hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this

Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7. Representations and Warranties.

(a) Representations and Warranties of Company. The Company represents and warrants to Executive that this Agreement has been duly and validly authorized and executed by and on behalf of the Company in accordance with its organizational documents and that it constitutes the lawful and valid obligation of the Company.

(b) Representations and Warranties of Executive. Executive represents and warrants to the Company that Executive is entering into this Agreement voluntarily, that Executive is free to accept employment hereunder and that Executive has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with Executive’s acceptance of, or the full performance of, such employment.

8. Restrictive Covenants. In consideration of the compensation now and hereafter paid to Executive by the Company or other member of the Company Group, and further as a material inducement for the Company to enter into this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive hereby acknowledges and agrees to the obligations set forth in this Section 8 (together with any other restrictive covenants that Executive is or may become subject to while an employee of the Company Group, collectively, the “Restrictive Covenants”), it being understood that the Restrictive Covenants set forth below are in addition to, and not in limitation of, any other Restrictive Covenants applicable to Executive.

(a) Confidentiality.

(i) As used in this Agreement, “Confidential Information” shall mean any know-how, trade secrets, confidential information, proprietary information, information of or regarding the Business (as defined below) and the operations, assets, results of operations, customers, vendors, plans and financial condition, data, databases and technical information of or regarding the Business, and all rights in, arising out of or associated therewith; provided, however, that Confidential Information shall not include any of the foregoing that: (x) is or becomes generally available to the public without breach of any legal, contractual or fiduciary obligation owed by Executive; or (y) is lawfully acquired by Executive from and after the Effective Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. During the Term and at all times thereafter, Executive shall: (A) protect and safeguard the confidentiality of all Confidential Information with at least the same degree of care as Executive would protect Executive’s own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Confidential Information, or permit it to be accessed or used, for any purpose, except in connection with the performance of services under this Agreement; (C) not disclose any such Confidential Information to any person or entity, except with the prior written consent of the Company or as permitted in accordance with Section 8(a)(ii); and (D) be responsible for any breach of this Section 8(a) caused by any of Executive’s Representatives (as defined below).

(ii) If Executive is required to disclose Confidential Information pursuant to any applicable law, then prior to making any such disclosure, Executive shall, to the extent permitted by law, provide the Company with: (x) prompt written notice of such requirement so that the Company may seek, at its sole cost and expense, a protective order or other remedy; and (y) reasonable assistance, at the Company’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Executive remains required pursuant to applicable law to disclose Confidential Information, Executive shall disclose no more than that portion of Confidential Information which, on the advice of Executive’s legal counsel, such applicable law specifically requires Executive to disclose and, upon the Company’s request, and at the Company’s expense, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

(iii) Upon termination of Executive’s employment with the Company, Executive shall promptly return to the Company any and all documents or other tangible property of the Company Group, including, without limitation, such property containing, referring to or relating to Confidential Information, whether prepared by Executive or others.

(b) Certain Exclusions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; (iii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (iv) receiving an award for information provided to any Government Agency. Notwithstanding any other provision of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney of Executive and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party hereto from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

(c) Disclosure of Works and Inventions/Assignment of Patents.

(i) Executive shall maintain such records of Executive’s work as the Company or any other Company Group member may direct from time to time. Executive shall promptly disclose to the Company or other applicable Company Group member, in writing, any and all copyrightable works, including software, and any and all discoveries, inventions, technological innovations and improvements, whether patentable or not (whether it be a machine, process, apparatus, article, composition, design, software, writing or other thing) conceived or made by Executive, solely or jointly, during the period of Executive’s employment with or service to the Company (including prior to the Effective Date), whether or not authorized, conceived or made during working hours or with a Company Group member’s equipment or facilities, which relates in any manner to the existing or contemplated business of any member of the Company Group. Unless otherwise waived in writing by the applicable Company Group member, all such copyrightable works (including software), discoveries, inventions, technological innovations and improvements shall be “work made for hire” as defined in the Copyright Act of 1976, as amended, and shall be the exclusive property of the applicable Company Group member with respect to any and all countries in the world, and if any of the foregoing is not the property of the applicable Company Group member by operation of law, this Agreement or otherwise, Executive shall assign and hereby does assign all right, title and interest thereto to the applicable Company Group member or its nominee.

(ii) Executive, both during the Term and at all times thereafter, shall cooperate fully with the Company Group in taking all actions and measures necessary for any Company Group member to acquire and perfect its ownership of all such property. Whenever required to do so by a Company Group member, Executive shall execute any and all applications, assignments or other instruments which such Company Group member shall deem necessary to apply for and obtain Letters Patent or copyrights of the United States or any foreign country or to otherwise protect such Company Group member’s interest therein, at the Company’s sole expense. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authorized, conceived, made or reduced to practice by Executive during the period of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives. In conformance with any policy of a Company Group member from time to time, Executive shall be reimbursed by such Company Group member for all reasonable out-of-pocket expenses incurred by Executive in connection with Executive’s obligations under this Section 8(c), subject to Executive furnishing adequate documentary evidence to substantiate such expenses.

(iii) Executive agrees that in the event of publication by Executive of written or graphic materials, the applicable Company Group member will retain and own all rights in said materials, including right of copyright.

(d) Non-Competition. During the Restricted Period (as defined below), Executive shall not, directly or indirectly, alone or with others, for Executive or for another Person (as defined below) (except on behalf of any Company Group member), conduct any activity in which Executive contributes Executive’s knowledge relating to the Business (as defined below), perform services or provide assistance, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity, for or on behalf of any Person that operates or is engaged in, anywhere any Company Group member conducts business or contemplates conducting business as of the termination or expiration of this Agreement (including, without limitation, any state where a Company Group member offers or markets or contemplates offering or marketing its products or services), any aspect of the Business that is not incidental or immaterial to such Person’s business or any business that competes with the Business as conducted or contemplated to be conducted by any Company Group member as of the Termination Date. Notwithstanding the foregoing, nothing in this Section 8(d) shall limit Executive from (i) owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if neither Executive nor any of Executive’s Affiliates is a controlling Person of, or a member of a group which controls, such entity and neither Executive nor any of Executive’s Affiliates collectively owns, directly or indirectly, five percent (5%) or more of any class of securities of such entity; or (ii) during the portion of the Restricted Period arising after the termination of Executive’s relationship with all Company Group members, being employed at or with any investment bank, broker dealer or other financial institution and in such capacity raising money, providing investment advice or generally engaging in financing and advisory activities for and on behalf of real estate or other companies, provided that none of the foregoing activities relates to or is performed with, at or on behalf of any person or entity engaging in the Business.

(e) Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, alone or with others, for Executive or for another Person (except on behalf of any Company Group member): (i) cause, induce, influence, encourage, solicit, attempt to solicit, recruit, hire or engage any Person who is during the Term or was, during the twelve (12) months prior to the termination or expiration of this Agreement, an employee, a consultant, or an independent contractor of any Company Group member to terminate, modify or reduce in any respect its relationship with any Company Group member; or (ii) cause, induce, influence, encourage or solicit any actual or prospective client, customer, supplier, vendor, consultant, independent contractor, or other Person having an actual or prospective business relationship with any Company Group member during the twenty-four (24) months prior to the termination or expiration of this Agreement to terminate, modify or reduce in any respect any such actual or prospective relationship. For purposes of this provision, a “prospective” person or relationship, as the case may be, is a person to whom or a relationship with respect to which the Company has had discussions or written communications regarding doing business during such twenty-four (24) month period; provided, that this Section 8(e) shall not apply to any service provider who (x) responds to a general employment solicitation or advertisement (including through, but not limited to, the use of employment agencies or search firms, internal or external websites or job search engines); (y) was terminated by the applicable Company Group member prior to the commencement of any solicitation by or employment discussions with Executive or such other Person; or (z) initiates discussions regarding such employment without any direct or indirect solicitation by Executive or such other Person.

(f) Non-Disparagement. During the Restricted Period, Executive shall not make, publish or communicate to any Person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of any Company Group member, any of their respective Representatives or any of their respective existing and prospective customers, clients, suppliers, vendors or other associated third parties. During the same Restricted Period, neither the Company nor any Company Group member shall make, publish or communicate to any Person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of Executive.

(g) Reasonableness. Executive acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the parties and constitute a material inducement to the parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law, then the court of competent jurisdiction or arbitrator, as the case may be, is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(h) Defined Terms. As used in this Agreement:

(i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii) “Business” means purchasing and subsequently re-selling houses; for the avoidance of doubt, the term “Business” does not include any real estate brokerage or mortgage brokerage services of any kind or any other real estate related business, whether with respect to residential or commercial real estate or any dealings in unimproved or vacant land, or the financing of any of the foregoing, except, in all cases, any such service or activity shall constitute “Business” to the extent the Company is engaged in such service or activity at the end of Executive’s service as an employee, officer, director or consultant of any Company Group member.

(iii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(iv) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(v) “Restricted Period” means the period commencing on the Effective Date and continuing until the date that is 18 months (with respect to the restrictions set forth in Sections 8(d) and (e) above) or 24 months (with respect to the restrictions set forth in Section 8(f)), in any case, after the later of (x) termination or expiration of this Agreement or (y) the end of Executive’s service as an employee, officer, director or consultant of any Company Group member.

9. Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by a duly authorized officer of the Company (other than Executive) and Executive or by a court of competent jurisdiction under Section 8(g). No waiver of any term or condition of this Agreement will be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

10. Binding Effect; Third Party Beneficiaries; Delegation of Duties Prohibited. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors and permitted assigns, including any entity (a) with which the Company may merge or consolidate; (b) to which all or substantially all of its assets may be transferred; or (c) that is an affiliate of any Company Group member and to which this Agreement may be assigned from time to time. Each Company Group member is a third-party beneficiary of Executive’s obligations hereunder and may enforce the terms and provisions hereof as if a party hereto. The Agreement and the duties and covenants of Executive under this Agreement, being personal to Executive, may not be delegated nor assigned.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

If to the Company:        Offerpad Solutions Inc.

2150 E. Germann Rd., Suite 1

Chandler, AZ 85286

Attention: Legal Department

Email: benjamin.aronovitch@offerpad.com

adam.martinez@offerpad.com

If to Executive:            at Executive’s most recent address on the records of the Company

12. Equitable Relief. In the event of a breach or threatened breach by Executive of any Restrictive Covenants, Executive hereby consents and agrees that each Company Group member shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13. Arbitration.

(a) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (ii) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

(b) “Persons Subject to Arbitration” means, individually and collectively, (i) Executive; (ii) any person in privity with or claiming through, on behalf of or in the right of Executive; (iii) the Company; (iv) any past, present or future affiliate, employee, officer, director or agent of the Company; and/or (v) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(c) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Gilbert, Arizona. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(d) In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

(e) EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f) EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g) This Section 13 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 13 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 13. To the extent applicable law imposes additional requirements to allow enforcement of this Section 13, this Agreement shall be interpreted to include such terms or conditions.

14. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Arizona, exclusive of the body of law known as conflicts of law.

15. Section 409A.

(a) It is the intention of both parties that the benefits and rights to which Executive could be entitled pursuant to this Agreement be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), and the provisions and definitions of this Agreement shall be construed in a manner consistent with that intention. If either Executive or the Company determines, at any time, that any such benefit or right that is subject to Section 409A does not so comply, such party shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company), it being understood that that this Section 15(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b) If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

(c) Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d) Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s Separation from Service from the Company; or (ii) such earlier date upon which such payment can be paid under Section 409A without resulting in a prohibited distribution, including the date of Executive’s death; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(e) To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Any right to a series of installment payments pursuant to this Agreement is intended to constitute a right to a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

17. Telecopy or .PDF Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

18. Survival. For the avoidance of doubt, the obligations of Executive under Section 8 above shall survive the termination or expiration of this Agreement.

19. Entire Agreement. This Agreement (including any exhibits hereto, the Restrictive Covenants and any the Award Agreements) constitutes the entire and final agreement between the Company and Executive with respect to the subject matter hereof and replaces and supersedes any and all prior agreements, promises and/or understandings, whether written or oral, among or between the parties hereto or thereto or by any other member of the Company Group or representative thereof with respect to the subject matter hereof and thereof.

20. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21. Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

[Signature Page as Follows]

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

COMPANY:

OFFERPAD SOLUTIONS INC.

By:	/s/ Brian Bair
Name: Brian Bair
Title: Chief Executive Officer

EXECUTIVE:

/s/ Jawad Ahsan
Jawad Ahsan

[Signature Page to Employment Agreement]

SCHEDULE I

[omitted]

EXHIBIT A

GENERAL RELEASE AGREEMENT

In consideration of the severance and acceleration benefits (the “Severance and Acceleration Benefits”) offered to me by Offerpad Solutions Inc. (“Employer”) pursuant to my Employment Agreement with Employer, effective July 10, 2023 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising in any way out of, based upon, or related to my employment or termination of employment by the Company, or any entity comprising of the “Company”; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s right to terminate my employment; and any alleged violation of any federal, state or local laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any other federal, state or local law of similar effect.

I acknowledge that nothing in this Release is intended to, nor shall it, release or interfere with my protected right to file a charge with, or to participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, including a charge contesting the validity of this Release under the Age Discrimination in Employment Act, or the right of any governmental agency to pursue any such claim regarding me. In any event, I understand that, by signing this Release, I waive any right I may have to recover money or other relief in any lawsuit or proceeding that I bring or which is brought on my behalf by any agency or third party against the Company based on events arising through the date on which I executes this Release. Except where otherwise permitted under this paragraph, I agree that such action shall be dismissed with prejudice upon the presentation of this Release to the court and I agree that I will not accept relief or recovery from such action. If I institute such action notwithstanding this paragraph, I agree that I will be responsible for all of the attorney’s fees and costs incurred by the Company in defending such action if in fact the court dismisses such action on the basis of this Release.

2.

This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

Exhibit A

3.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any: (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with, report possible violations of federal law or regulation to, participate in any investigation by, or cooperate with a government agency or entity (such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency), or to make other disclosures that are protected under the whistleblower provisions of applicable law or regulation; provided I am waiving, however, any right to any monetary recovery if any administrative agency pursues any claim on my behalf; (d) provide truthful testimony if under subpoena to do so; (e) file a claim with any state or federal agency or to participate or cooperate in such a matter; and/or (f) to challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer under Employer’s governing documents or other governing instruments or any agreement addressing such subject matter between Employer and me (including the Indemnification Agreement (as defined in the Employment Agreement)) or under any merger or acquisition agreement addressing such subject matter; (b) any rights I have to the Severance and Acceleration Benefits or to any payments or benefits under Section 3(d) of the Agreement; (c) my rights of insurance under any liability policy covering Employer’s officers; (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant Section 3(d) of the Agreement, any outstanding claims for vested benefits or payments as of the date hereof under any benefit plans of Employer or its subsidiaries, and Employer and any claims I may not release as a matter of law; or (e) my rights to any claims which cannot be waived by an employee under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 13 of the Agreement.

4.

I understand and agree that Employer will not provide me with the Severance and Acceleration Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.

As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer (or other member of the Company Group (as defined in the Agreement)) that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by the Restrictive Covenants (as defined in the Agreement) any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

Notwithstanding my confidentiality obligations herein or in the Agreement, pursuant to 18 USC Section 1833(b), I acknowledge that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if such disclosure is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or

Exhibit A

investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I further acknowledge that if I file a lawsuit claiming retaliation by Employer based on the reporting of a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and I do not disclose the trade secret, except pursuant to court order.

6.

I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.

I agree to keep the Severance and Acceleration Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant. For clarity, nothing in this Release will prohibit any disclosures that are protected under the National Labor Relations Act or any similar state law.

8.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.

I acknowledge and agree that this Release constitutes a knowing and voluntary waiver and release of all claims described in Section 1 of this Release that I have or may have against the Company, including, but not limited to, any such claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, I am hereby advised as follows:

a.

I have read the terms of this Release, and understand its terms and effects, including the fact that I agreed to release and forever discharge the Company, from any claims (as described in Section 1 above) released in this Release.

b.

I understand that, by entering into this Release, I do not waive any such claims that may arise after the date of my execution of this Release, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of this Release.

c.

I have signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which I acknowledge is adequate and satisfactory to myself and which I acknowledge is in addition to any other benefits to which I am otherwise entitled.

d.	The Company hereby advises me to consult with an attorney prior to executing this Release.

e.

I agree that I have had at least [twenty-one (21) / forty-five (45)] calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance and Acceleration Benefits and the Release shall expire on the [twenty-second (22nd) / forty-sixth (46th)] calendar day after my employment termination date if I have not accepted it by that time. To the extent that I choose to sign this Release prior to the expiration of such period, I acknowledge that I have done so voluntarily, had sufficient time to consider the Release and to consult with counsel and that I do not desire additional time and hereby waive the remainder of the [twenty-one (21) / forty-five (45)]-day period.

Exhibit A

f.

I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [11:59 p.m. Mountain time] on the seventh (7th) day after I execute this Release.

10.

In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of the Severance and Acceleration Benefits and supersede any or all prior representations and agreements regarding the subject matter.

11.

I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters released in this Release, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

12.

Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13.

This Release is deemed made and entered into in the State of Arizona, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Arizona, to the extent not preempted by federal law.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

Exhibit A

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.

Signature

Name (Please Print)

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]